Exhibit 99.1

HANCOCK FABRICS ANNOUNCES
FISCAL 2012 THIRD QUARTER FINANCIAL RESULTS

QUARTERLY COMPARABLE STORE SALES UP 2.3%
FOURTH CONSECUTIVE QUARTER OF COMPARABLE STORE SALES INCREASES

BALDWYN, MS, DECEMBER 7, 2012 – Hancock Fabrics, Inc. (the “Company”) (OTC symbol: HKFI) today announced financial results for its third quarter ended October 27, 2012 and first thirty-nine weeks of fiscal 2012.

Financial results for the third quarter include:

•
Net sales for the quarter grew to $71.9 million compared to $70.8 million for the third quarter of last year, and comparable store sales increased 2.3% compared to a 3.5% decline in the previous year.  This is a 5.8 percentage point improvement over the previous year third quarter.

•
Operating loss for the quarter was $0.8 million compared to operating income of $1.2 million in the third quarter last year. The previous year operating income included a $1.0 million gain related to a bankruptcy claim settlement.

•
At quarter end, the Company had outstanding borrowings under its revolving line of credit of $51.3 million and outstanding letters of credit of $5.8 million.  Additional amounts available to borrow under its revolving line of credit at the end of the quarter were $29.6 million.  The balance of the Company’s subordinated debt was $21.6 million at quarter end, and the unamortized warrant discount on this debt was $1.8 million.

First thirty-nine weeks financial results include:

•
Net sales for the first thirty-nine weeks of 2012 increased by $5.7 million to $196.3 million compared to $190.6 million for the first thirty-nine weeks of last year, and comparable store sales improved by 3.6%.  This is a 6.6 percentage point improvement over the 3.0% decrease in the previous year.

Steve Morgan, President and Chief Executive Officer commented, “We have now completed thirteen consecutive months of positive comps, and as previously announced we have put into place financing with a four year term. We continue to feel positive about the holiday season based on our Black Friday performance with net sales up 23% compared to Black Friday last year and our November performance in general.  We plan to stay our course as we go through the fourth quarter and prepare for 2013.”

Operating Results

Gross margin for the third quarter declined by 430 basis points to 39.2% compared to 43.5% in the third quarter of the prior year primarily due to continued promotional activity in order to be competitive.  Excluding fluctuations in the inventory valuation reserve, gross margin declined by 310 basis points for the quarter compared to the third quarter of the prior year.  The decrease in margin rate is the result of increases of 300 basis points in merchandise costs, 20 basis points in freight costs and 110 basis points in sourcing and warehousing expenses.

Selling, general and administrative expenses for the quarter decreased to 39.1% of net sales compared to 40.3% of net sales for the third quarter of the prior year, or $28.1 million compared to $28.5 million in the prior year.  For the first thirty-nine weeks of the year, these expenses were $81.5 million (41.5% of net sales) compared to $82.9 million (43.5% of net sales), a $1.4 million or 2.0 percent  reduction as a percentage of sales from the first thirty-nine weeks of last year.

Store Openings, Closings and Remodels

During the quarter, the Company relocated 1 unit, for a total of 6 units relocated this fiscal year, and closed 2 locations, ending the quarter with 261 stores.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 261 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:
Robert W. Driskell
Executive Vice President and
Chief Financial Officer
662.365.6112

Forward-looking Statements

Statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to, general economic trends, intense competition and adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, the Company’s inability to implement its growth strategy and access funds for future growth, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, rising fuel costs, tightening of purchase terms by suppliers and their factories, the Company’s significant indebtedness, a disruption in the Company’s data processing services and other risks and uncertainties discussed  in the Company’s Securities and Exchange Commission  (“SEC”) filings, including the risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K for the year ended January 28, 2012 and the Company’s other reports with the SEC. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

HANCOCK FABRICS, INC.
CONSOLIDATED BALANCE SHEETS

	(unaudited)
(in thousands, except for share amounts)	October 27, 2012	October 29, 2011	January 28, 2012 (1)
Assets
Current assets:
Cash and cash equivalents	$2,953	$3,040	$2,648
Receivables, less allowance for doubtful accounts	4,486	4,364	3,993
Inventories	114,070	110,300	95,925
Prepaid expenses	2,968	2,724	3,069
Total current assets	124,477	120,428	105,635

Property and equipment, net	34,203	38,924	36,275
Goodwill	2,880	3,139	2,880
Other assets	1,450	1,823	1,597
Total assets	$163,010	$164,314	$146,387

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$26,302	$29,297	$19,350
Accrued liabilities	15,299	14,562	16,306
Total current liabilities	41,601	43,859	35,656

Long-term debt obligations, net	71,124	52,395	49,373
Capital lease obligations	2,837	2,972	2,947
Postretirement benefits other than pensions	2,407	2,359	2,429
Pension and SERP liabilities	32,160	26,745	35,683
Other liabilities	5,987	7,000	6,428
Total liabilities	156,116	135,330	132,516

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value; 80,000,000 shares authorized; 34,913,211, 33,586,188 and 33,914,711 issued and 21,506,108, 20,183,482 and 20,511,123 outstanding, respectively	349	336	339
Additional paid-in capital	90,696	89,946	90,013
Retained earnings	96,980	110,116	104,936
Treasury stock, at cost, 13,407,103, 13,402,706 and 13,403,588 shares held, respectively	(153,739)	(153,736)	(153,737)
Accumulated other comprehensive loss	(27,392)	(17,678)	(27,680)
Total shareholders' equity	6,894	28,984	13,871
Total liabilities and shareholders' equity	$163,010	$164,314	$146,387

(1) From audited balance sheet included in our annual report on Form 10-K for the fiscal year ended January 28, 2012.

HANCOCK FABRICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)
	Thirteen Weeks Ended		Thirty-nine Weeks Ended
(in thousands, except per share amounts)	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011

Sales	$71,866	$70,790	$196,265	$190,556
Cost of goods sold	43,684	39,984	116,057	107,007

Gross profit	28,182	30,806	80,208	83,549

Selling, general and administrative expense	28,103	28,517	81,464	82,941
Depreciation and amortization	933	1,046	2,806	3,112

Operating income (loss)	(854)	1,243	(4,062)	(2,504)

Interest expense, net	1,385	1,283	3,894	3,614

Loss before income taxes	(2,239)	(40)	(7,956)	(6,118)
Income taxes	-	-	-	-

Net loss	$(2,239)	$(40)	$(7,956)	$(6,118)

Basic and diluted loss per share:
Net loss	$(0.11)	$-	$(0.40)	$(0.31)

Weighted average shares outstanding:
Basic and diluted	20,042	19,896	19,960	19,827

Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines Adjusted EBITDA as net earnings before interest, income taxes, discontinued operations, depreciation and amortization, reorganization expenses and items the Company considers to be significant one-time items.  The Company uses Adjusted EBITDA, among other things, to evaluate operating performance, to plan and forecast operating performance for future periods, and as an incentive compensation target for certain management personnel.

As Adjusted EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP. This measure should not be considered in isolation of, or as a substitute for, net income (loss), as an indicator of operating performance, or net cash (used in) provided by operating activities as an indicator of liquidity.  Our computation of Adjusted EBITDA may differ from similarly titled measures used by other companies. As Adjusted EBITDA excludes certain financial information compared with net income (loss) and net cash (used in) provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of Adjusted EBITDA to net loss and net cash used in operating activities.

Hancock Fabrics, Inc.
Reconciliation of Adjusted EBITDA

(unaudited)	Thirteen Weeks Ended		Thirty-nine Weeks Ended
(in thousands)	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011

Net cash used in operating activities	$(3,906)	$(7,172)	$(17,704)	$(16,800)
Depreciation and amortization, including cost of goods sold	(1,279)	(1,388)	(3,971)	(4,336)
Amortization of deferred loan costs	(63)	(62)	(186)	(185)
Amortization of bond discount	(583)	(582)	(1,748)	(1,747)
Stock compensation expense	(320)	(97)	(693)	(275)
Inventory valuation reserve	(119)	686	539	4,264
Other	(183)	561	(372)	411
Changes in assets and liabilities	4,214	8,014	16,179	12,550

Net loss	(2,239)	(40)	(7,956)	(6,118)
Interest expense, net	1,385	1,283	3,894	3,614
Depreciation and amortization, including cost of goods sold	1,279	1,388	3,971	4,336

Adjusted EBITDA	$425	$2,631	$(91)	$1,832